Exhibit 99.1

Contact:
David C. Dreyer
Chief Financial Officer
Christopher Powell
Director, Investor Relations
866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008 RESULTS

Revenue up 5% over prior year; annual, quarterly results within company guidance

SAN DIEGO – (February 26, 2009) – AMN Healthcare Services, Inc. (NYSE: AHS) today announced operating results within guidance for the fourth quarter and full-year 2008. Highlights include:

•	Full year 2008 revenue of $1.22 billion, up 5% over prior year

•	Full year 2008 pro forma diluted EPS of $1.06 compared to $1.04 in prior year, GAAP diluted EPS of $1.02 compared to $1.04

•	Full year gross margin of 26.0%, unchanged from prior year

•	Q4 2008 revenue of $296 million, up 3% over last year

•	Q4 2008 pro forma diluted EPS of $0.24 compared to $0.25 last year, GAAP diluted EPS of $0.23 compared to $0.25

•	Q4 2008 cash flow from operations of $14 million, full year 2008 of $64 million

“Today, AMN Healthcare is growing market share, making investments in the future, and maintaining our strong cash flow and a healthy balance sheet in the economic downturn,” said Susan R. Nowakowski, President and Chief Executive Officer of AMN Healthcare. “Our strategy of leveraging the advantages of our size, leadership position, differentiated business model and diversified service lines will allow us to continue outperforming our competitors. It was the execution of this strategy and the dedication of our employees that allowed AMN to increase market share and achieve record revenue and EBITDA results in 2008.

“While not as impacted as many other sectors, the slowing economic conditions and higher unemployment have negatively impacted demand for our services, most notably in nurse staffing,” Nowakowski added. “During the first quarter of 2009, we have taken several steps to align our business infrastructure accordingly, focusing on maximizing operating efficiencies and reducing overhead costs, while still preserving our ability to deliver the superior quality and service levels our clients expect from AMN Healthcare.”

For the full year 2008, Nurse and Allied revenue was $844 million, up 5% over last year including acquisitions, Locum Tenens revenue was $322 million, up 4%, and Physician Permanent Placement revenue was $51 million, flat with prior year.

For the fourth quarter of 2008, revenue for the Nurse and Allied staffing segment was $207 million, an increase of 5% from the same quarter last year including acquisitions. The Locum Tenens staffing segment generated revenue of $76 million, an increase of 0.3% from the same quarter last year, and the Physician Permanent Placement segment provided revenue of $12 million, a decrease of 7% from the same quarter last year primarily due to a sales reserve adjustment.

Full year gross margin of 26.0% for 2008 remained unchanged from the prior year. Gross margin during the fourth quarter was 25.7% compared to 26.6% for the same quarter last year, mainly reflecting the lower revenue mix from our higher margin business lines such as international nursing and physician permanent placement.

Selling, general and administrative (“SG&A”) expenses for the full year 2008 were 18.9% as a percentage of revenue, as compared to 18.7% for 2007. SG&A decreased to 18.6% of revenue in the fourth quarter of 2008 from 19.6% in the same quarter last year due mainly to the effects of cost saving initiatives the company began implementing during the quarter, combined with lower bad debt expense and a favorable actuarial-based insurance reserve adjustment.

For the full year 2008, income tax expense was 43.9% of taxable income as compared to 40.1% for 2007. Income tax expense was 47.5% of taxable income in the fourth quarter as compared to 39.5% in the same quarter last year. These higher effective tax rates reflect the tax matter we identified in the third quarter of 2008.

Full year GAAP diluted earnings per share was $1.02 and included the negative impacts of $0.02 for sales reserve adjustments, $0.03 for restructuring charges and legal expenses associated with our pharmacy staffing business, and $0.04 for the tax matter. Fourth quarter GAAP diluted earnings per share of $0.23 included $0.01 for the sales reserve adjustment, and $0.03 expense for the tax matter.

Total debt outstanding at December 31, 2008 was $146.3 million, yielding a leverage ratio of 1.5. Total average diluted shares outstanding for the fourth quarter of 2008 were 32.9 million.

Revenue and Earnings Guidance

The current economic environment is making it more difficult to forecast annual financial performance and to provide meaningful guidance. Therefore, management will continue to share general business trends but will no longer provide specific financial guidance. During the first few months of 2009, the general business trends have been as follows: demand has slowed for most of our business lines, most significantly for nursing, where volumes declined by double-digit percentage amounts both sequentially and year over year. There has also been a moderation in the rate of price increases, though pricing erosion is not expected. Based on these trends, first quarter consolidated revenue is expected to decline in the low- to mid-teens, in percentage terms, over the prior year.

Nowakowski added, “Our team has been proactively reducing external vendor and internal costs to better align the business infrastructure with the recent and expected lower demand levels to preserve profit margins and cash flow. We are confident that our leadership position combined with our seasoned management, sales and service team along with our focus on solid financial fundamentals will allow us to continue building market share and successfully weather the challenging economic conditions.”

Company Summary

AMN Healthcare Services, Inc. is the largest healthcare staffing company in the United States and the largest nationwide provider in all three of its business segments: travel nurse and allied staffing, locum tenens staffing (temporary physician staffing), and physician permanent placement services. AMN Healthcare recruits healthcare professionals both nationally and internationally and places them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare settings throughout the United States. For more information, visit http://www.amnhealthcare.com.

Conference Call on February 26, 2008

AMN Healthcare Services, Inc.’s fourth quarter 2008 conference call will be held on Thursday, February 26, 2009, at 5:00 p.m., Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://www.amnhealthcare.com/investors. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1059 in the U.S. or (612) 332-1213 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company’s website. Alternatively, a telephonic replay of the call will be available at 7:30 p.m. Eastern Time on February 26, 2009, and can be accessed until March 12, 2009 at midnight Eastern Time, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 982568.

This earnings release contains certain non-GAAP financial information. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States (“GAAP”), and may be different from non-GAAP measures reported by other companies. From time to time, additional information regarding non-GAAP financial measures may be made available on the Company’s website at http://www.amnhealthcare.com/investors.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include anticipated first quarter consolidated revenues and expectations and Ms. Nowakowski’s comments, including those regarding the company growing market share, outperforming competitors, not expecting price erosion, and preserving profit margins and cash flow. We based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The following factors could cause our actual results to differ materially from those implied by the forward-looking statements in this earnings release: our ability to sustain our business in a significant economic downturn; our ability to continue to recruit qualified temporary and permanent healthcare professionals at reasonable costs; our ability to retain qualified temporary healthcare professionals for multiple assignments at reasonable costs; our ability to attract and retain sales and operational personnel; our ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks and physician practice groups on terms attractive to us and to secure orders related to those contracts; our ability to demonstrate the value of our services to our healthcare and facility clients, which may be impacted by the role of intermediaries such as vendor management companies; the general level of patient occupancy and utilization of services at our hospital and healthcare facility clients’ facilities, including the potential impact on such utilization caused by adoption of alternative modes of healthcare delivery, which utilization may influence demand for our services; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of our hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which we place temporary healthcare professionals; our ability to successfully design our strategic growth, acquisition and integration strategies and to implement those strategies, which includes our ability to obtain credit at reasonable terms to complete acquisitions, integrate acquired companies’ accounting, management information, human resource and other administrative systems, and implement or remediate controls, procedures and policies at acquired companies; our ability to leverage our cost structure; access to and undisrupted performance of our management information and communication systems, including use of the Internet, and our candidate and client databases and payroll and billing software systems; our ability to keep our web sites operational at a reasonable cost and without service interruptions; the effect of existing or future government legislation and regulation; our ability to grow and operate our business in compliance with legislation and regulations, including regulations that may affect our clients and, in turn, affect demand for our services, such as Medicare reimbursement rates which may negatively affect both orders and client receivables; the challenge to the classification of certain of our healthcare professionals as independent contractors; the impact of medical malpractice and other claims asserted against us; the disruption or adverse impact to our business as a result of a terrorist attack or breach of security of our data systems; our ability to carry out our business strategy and maintain sufficient cash flow and capital structure to support our business; our ability to meet our financial covenants, which if not met, could adversely affect our liquidity; the loss of key officers and management personnel that could adversely affect our ability to remain competitive; the effect of recognition by us of an impairment to goodwill; our ability to maintain and enhance the brand identities we have developed, at reasonable costs; and the effect of adjustments by us to accruals for self-insured retentions. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this earnings release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this earnings release are likely to cause these statements to become outdated with the passage of time. The Company does not intend, however, to update the guidance provided today prior to its next earnings release.

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Income

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007 (1)	% Chg	2008	2007 (1)	% Chg
Revenue	$295,902	$285,899	3.5%	$1,217,200	$1,164,022	4.6%
Cost of revenue	219,966	209,936	4.8%	900,211	860,857	4.6%

Gross profit	75,936	75,963	0.0%	316,989	303,165	4.6%

	25.7%	26.6%		26.0%	26.0%
Expenses:
Selling, general and administrative	55,176	55,910	-1.3%	230,656	218,250	5.7%
	18.6%	19.6%		18.9%	18.7%
Depreciation and amortization	3,581	3,209	11.6%	14,439	11,674	23.7%

Total expenses	58,757	59,119	-0.6%	245,095	229,924	6.6%

Income from operations	17,179	16,844	2.0%	71,894	73,241	-1.8%
	5.8%	5.9%		5.9%	6.3%
Interest expense, net	2,669	2,928	-8.8%	10,690	12,457	-14.2%

Income before income taxes	14,510	13,916	4.3%	61,204	60,784	0.7%
Income tax expense	6,886	5,491	25.4%	26,847	24,403	10.0%

Net income	$7,624	$8,425	-9.5%	$34,357	$36,381	-5.6%

	2.6%	2.9%		2.8%	3.1%
Net income per common share:
Basic	$0.23	$0.25	-8.0%	$1.03	$1.06	-2.8%

Diluted	$0.23	$0.25	-8.0%	$1.02	$1.04	-1.9%

Weighted average common shares outstanding:
Basic	32,575	33,828	-3.7%	33,375	34,377	-2.9%

Diluted	32,870	34,232	-4.0%	33,811	34,880	-3.1%

(1)	Net income during the three and twelve months ended December 31, 2007 was revised by $(0.6) million and $(0.2) million for the three and twelve months ended December 31, 2007 to reflect an immaterial correction of an error related to an issue regarding the deductibility of lodging per diem payments for income tax purposes.

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2008	% of Rev	2007	% of Rev	2008	% of Rev	2007	% of Rev
Revenue
Nurse and allied healthcare staffing	$207,313		$196,654		$843,747		$802,034
Locum tenens staffing	76,413		76,179		321,954		310,525
Physician permanent placement services	12,176		13,066		51,499		51,463

	$295,902		$285,899		$1,217,200		$1,164,022

Reconciliation of Non-GAAP Items
Adjusted EBITDA (1)
Nurse and allied healthcare staffing	$14,240	6.9%	$14,557	7.4%	$60,189	7.1%	$57,597	7.2%
Locum tenens staffing	6,025	7.9%	4,254	5.6%	22,614	7.0%	22,867	7.4%
Physician permanent placement Services	2,886	23.7%	3,414	26.1%	12,852	25.0%	12,843	25.0%

	23,151	7.8%	22,225	7.8%	95,655	7.9%	93,307	8.0%
Depreciation and amortization	3,581		3,209		14,439		11,674
Non-cash stock-based compensation	2,391		2,172		9,322		8,392
Interest expense, net	2,669		2,928		10,690		12,457

Income before income taxes	14,510		13,916		61,204		60,784
Income tax expense	6,886		5,491		26,847		24,403

Net income (2)	$7,624		$8,425		$34,357		$36,381

	Three Months Ended	Twelve Months Ended
	December 31, 2008
GAAP based diluted earnings per share (EPS)	$0.23	$1.02
Adjustments:
Sales reserve adjustment	0.01	0.02
Rx Pro Health restructuring and legal expenses	0.00	0.03

	0.01	0.05

Pro Forma diluted earnings per share (3)	$0.24	$1.06	*

(*)	Amount does not sum due to rounding

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	% Chg	2008	2007	% Chg
Gross Margin
Nurse and allied healthcare staffing	23.6%	24.4%		23.9%	23.8%
Locum tenens staffing	26.0%	26.1%		26.3%	26.0%
Physician permanent placement services	58.7%	61.8%		59.4%	61.3%
Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment (4)	6,865	6,645	3.3%	7,036	6,897	2.0%
Revenue per traveler per day (5)	$328.25	$321.68	2.0%	$327.65	$318.60	2.8%
Gross profit per traveler per day (5)	$77.41	$78.47	-1.4%	$78.34	$75.80	3.4%
Locum tenens staffing
Days filled (6)	53,145	51,639	2.9%	222,341	218,576	1.7%
Revenue per day filled (6)	$1,437.82	$1,475.22	-2.5%	$1,448.02	$1,420.67	1.9%
Gross profit per day filled (6)	$374.37	$385.62	-2.9%	$380.68	$369.73	3.0%

	As of December 31,
	2008	2007
Leverage Ratio (7)	1.5	1.6

(1)	Adjusted EBITDA represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with United States generally accepted accounting principles (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(2)	Net income during the three and twelve months ended December 31, 2007 was revised by $(0.6) million and $(0.2) million for the three and twelve months ended December 31, 2007 to reflect an immaterial correction of an error related to an issue regarding the deductibility of lodging per diem payments for income tax purposes.

(3)	Pro forma EPS represents GAAP EPS plus certain restructuring and legal expenses, and sales reserve adjustments. Management presents pro forma EPS because it believes that pro forma EPS is a useful supplement to diluted earnings per share as an indicator of operating performance. Management believes such a measure provides a picture of the company’s results that is more comparable among periods since it excludes the impact of items that may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from pro forma EPS). As defined, pro forma EPS is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from pro forma EPS are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes pro forma EPS as an operating performance measure in conjunction with GAAP measures such as GAAP EPS.

(4)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.

(5)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.

(6)	Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the company’s locum tenens staffing segment divided by days filled for the period presented.

(7)	Leverage ratio represents the ratio of the total debt outstanding at the end of the period to the Adjusted EBITDA for the past twelve months.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2008	September 30, 2008	December 31, 2007 (1)
Assets
Current assets:
Cash and cash equivalents	$11,316	$7,805	$18,495
Accounts receivable, net	182,562	191,053	184,741
Prepaid expenses	9,523	10,121	9,583
Income taxes receivable	3,440	1,103	—
Deferred income taxes, net	18,085	18,113	18,116
Other current assets	4,901	4,233	2,048

Total current assets	229,827	232,428	232,983
Fixed assets, net	24,018	24,645	24,600
Goodwill, net	252,875	252,823	241,266
Intangible assets, net	122,845	124,050	113,535
Deposits and other assets	13,252	14,645	11,274

Total assets	$642,817	$648,591	$623,658

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	$3,995	$457	$—
Accounts payable and accrued expenses	24,420	28,126	22,231
Accrued compensation and benefits	44,871	49,976	43,446
Income tax payable	—	—	2,774
Revolving credit facility	31,500	36,500	—
Current portion of notes payable	14,580	14,949	26,616
Deferred revenue	7,184	7,971	7,647
Other current liabilities	14,722	14,567	28,169

Total current liabilities	141,272	152,546	130,883
Notes payable, less current portion	100,236	106,512	120,352
Deferred income taxes, net	58,466	58,962	61,124
Other long-term liabilities	58,710	55,289	45,099

Total liabilities	358,684	373,309	357,458

Stockholders’ equity	284,133	275,282	266,200

Total liabilities and stockholders’ equity	$642,817	$648,591	$623,658

(1)	Other current liabilities, other long-term liabilities and stockholder’s equity were revised by $2.3 million, $7.6 million and $9.9 million, respectively, as of December 31, 2007, to reflect an immaterial correction of an error related to an issue regarding the deductibility of lodging per diem payments for income tax purposes.

AMN Healthcare Services, Inc.

Condensed Consolidated Cash Flow Statement

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net cash provided by operating activities	$13,802	$25,326	$63,694	$79,636
Net cash used in investing activities	(1,819)	(2,656)	(48,247)	(14,629)
Net cash used in financing activities	(8,296)	(10,316)	(22,334)	(50,923)
Effect of exchange rates on cash	(176)	(29)	(292)	(11)

Net increase (decrease) in cash and cash equivalents	3,511	12,325	(7,179)	14,073
Cash and cash equivalents at beginning of period	7,805	6,170	18,495	4,422

Cash and cash equivalents at end of period	$11,316	$18,495	$11,316	$18,495